     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 2001.


                                                     REGISTRATION NO. 333-55984.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO

                                    FORM S-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                  METROPOLITAN MORTGAGE & SECURITIES CO., INC.

             (Exact Name of Registrant as Specified in its Charter)

          WASHINGTON                601 WEST FIRST AVENUE                 91-0609840
 (State or other jurisdiction   SPOKANE, WASHINGTON 99201-5015         (I.R.S. Employer
              of                        (509) 838-3111               Identification No.)
incorporation or organization)

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        C. PAUL SANDIFUR, JR., PRESIDENT
                  METROPOLITAN MORTGAGE & SECURITIES CO., INC.
                             601 WEST FIRST AVENUE
                         SPOKANE, WASHINGTON 99201-5015
                                 (509) 838-3111

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

                           Robert J. Ahrenholz, Esq.
                                 Kutak Rock LLP
                       717 Seventeenth Street, Suite 2900
                             Denver, Colorado 80202
                                 (303) 297-2400

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14:    Other Expenses of Issuance and Distribution

SEC Registration Fee........................................  $ 25,000
NASD Filing Fee.............................................    10,500
Independent Underwriter Fee and Expenses....................    40,000
Accounting Fees and Expenses(1).............................    20,000
Legal Fees and Disbursements(1).............................    42,000
Trustee's Fees and Expenses(1)..............................    10,000
Printing Expenses(1)........................................    30,000
Miscellaneous Expenses(1)...................................     2,500
                                                              --------

Total Expenses..............................................  $180,000
                                                              ========

------------

       (1) Estimated

Item 15:    Indemnification of Directors and Officers

           Metropolitan has no contractual or other arrangement with its controlling persons, directors or officers regarding indemnification, other than as set forth in its Articles of Incorporation. Metropolitan's Articles of Incorporation permits indemnification of a director, officer or employee up to the indemnification limits permitted by Washington state law which permits indemnification for judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding if the indemnified person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the corporation.

Item 16.    Exhibits

(a)  Exhibits

     1.01*      Form of Selling Agreement between Metropolitan and
                Metropolitan Investment Securities, Inc. (incorporated by reference to exhibit 1(a) to Registration No. 333-43889, filed January 8, 1998).

     1.02* Agreement to Act as "Qualified Independent Underwriter," between Metropolitan, Metropolitan Investment
                Securities, Inc. and Roth Capital Partners, Inc. with respect to the debentures to be registered.

     1.03*      Form of Pricing Recommendation Letter of Roth Capital
                Partners, Inc. with respect to the debentures to be registered.

     4.01 Indenture, dated as of July 6, 1979, between Metropolitan and Seattle-First National Bank, Trustee (Incorporated by reference to Exhibit 3 to Metropolitan's Annual Report on
                Form 10-K for fiscal 1979).

     4.02 First Supplemental Indenture, dated as of October 3, 1980, between Metropolitan and Seattle-First National Bank,
                Trustee (Incorporated by reference to Exhibit 4 to Metropolitan's Annual Report on Form 10-K for fiscal 1980).

     4.03       Second Supplemental Indenture, dated as of November 12,
                1984, between Metropolitan and Seattle-First National Bank,
                Trustee (Incorporated by reference to Exhibit 4(d) to Registration No. 2-95146)

     4.04 Third Supplemental Indenture, dated as of December 31, 1997, between Metropolitan and First Trust National Association, successor Trustee (Incorporated by reference to Exhibit 4(d) to Metropolitan's Annual Report on Form 10-K filed January 8, 1998).

     4.05*      Fourth Supplemental Indenture between Metropolitan and U.S.
                Bank Trust National Association, dated as of January   ,
                2001.

     5.01* Opinion of Kutak Rock LLP as to the validity of the debentures.

     10.01      Employment Agreement between Metropolitan and Michael Kirk
                (Incorporated by reference to Exhibit 10(b) to Metropolitan's Annual Report on Form 10-K filed January 8,
                1998).

     10.02      Employment Agreement between Metropolitan and William D.
                Snider (Incorporated by reference to Exhibit 10(c) to Metropolitan's Quarterly Report on Form 10-Q filed May 20,
                1999).

     10.03      Reinsurance Agreement between Western United Life Assurance
                Company and Old Standard Life Insurance Company
                (Incorporated by reference to Exhibit 10(d) to Metropolitan's Annual Report on Form 10-K filed January 8,
                1998).

     10.04 Master Repurchase Agreement (Incorporated by reference to exhibit 10(f) to Metropolitan's Form 10-Q for the fiscal quarter ended June 30, 1998).

     10.05 Amendment No. 1 to the Master Repurchase Agreement, dated as of May 26, 1998 (Incorporated by reference to Exhibit 10.2 to Metropolitan's Current Report on Form 8-K dated
                September 27, 2000).

     10.06 Amendment No. 1(a) to the Master Repurchase Agreement, dated as of October 8, 1998 (Incorporated by reference to Exhibit 10.3 to Metropolitan's Current Report on Form 8-K dated September 27, 2000).

     10.07 Amendment No. 2 to the Master Repurchase Agreement, dated as of March 8, 1999 (Incorporated by reference to Exhibit 10.4 to Metropolitan's Current Report on Form 8-K dated
                September 27, 2000).

     10.08 Amendment No. 3 to the Master Repurchase Agreement, dated as of February 11, 2000 (Incorporated by reference to Exhibit 10.5 to Metropolitan's Current Report on Form 8-K dated September 27, 2000).

     10.09 Amendment No. 5 to the Master Repurchase Agreement, dated as of September 27, 2000 (Incorporated by reference to Exhibit 10.6 to Metropolitan's Current Report on Form 8-K dated September 27, 2000).

     12.01 Statement of computation of ratio of earnings to fixed charges and preferred stock dividends (Incorporated by reference to Exhibit 12 to Metropolitan's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31,
                2000).

     23.01      Consent of PricewaterhouseCoopers LLP, Independent
                Accountants.

     23.02      Consent of Kutak Rock LLP (included in Exhibit 5.01).

     24.01      The Power of Attorney, included on Page II-5 of the
                Registration Statement, is incorporated herein by reference.

     25.01*     Statement of eligibility of trustee.


------------

       *   Previously filed.

Item 17.    Undertakings

    (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the
                Securities Act of 1933, as amended (the "Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling persons of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

       (1) For the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this pre-effective amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on this 10th day of May, 2001.


                                                      METROPOLITAN MORTGAGE & SECURITIES CO., INC.

                                                      /s/ C. Paul Sandifur, Jr.
                                                      ------------------------------------------------
                                                      C. Paul Sandifur, Jr., President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----
/s/ C. Paul Sandifur, Jr.                   President, Chief Executive Officer and    May 10, 2001
---------------------------------           Chairman of the Board
C. Paul Sandifur, Jr.                       (Principal Executive Officer)

               ***                          Chief Financial Officer                   May 10, 2001
---------------------------------           (Principal Accounting Officer)
William D. Snider

               ***                          Secretary and Director                    May 10, 2001
---------------------------------
Reuel Swanson

               ***                          Director                                  May 10, 2001
---------------------------------
Irv Marcus

               ***                          Director                                  May 10, 2001
---------------------------------
John T. Trimble


                 /s/ C. Paul Sandifur, Jr.
         ----------------------------------------
                  C. Paul Sandifur, Jr.,
*** By              as attorney-in-fact

                                 EXHIBIT INDEX


      EXHIBITS
---------------------
         1.01*          Form of Selling Agreement between Metropolitan and
                        Metropolitan Investment Securities, Inc. (Incorporated by
                        reference to exhibit 1(a) to Registration No. 333-43889,
                        filed January 8, 1998).

         1.02* Agreement to Act as "Qualified Independent Underwriter," between Metropolitan, Metropolitan Investment
                        Securities, Inc. and Roth Capital Partners, Inc. with respect to the debentures to be registered.

         1.03*          Form of Pricing Recommendation Letter of Roth Capital
                        Partners, Inc. with respect to the debentures to be registered.

         4.01 Indenture, dated as of July 6, 1979, between Metropolitan and Seattle-First National Bank, Trustee (Incorporated by reference to Exhibit 3 to Metropolitan's Annual Report on
                        Form 10-K for fiscal 1979).

         4.02           First Supplemental Indenture, dated as of October 3, 1980, between Metropolitan and Seattle-First National Bank,
                        Trustee (Incorporated by reference to Exhibit 4 to
                        Metropolitan's Annual Report on Form 10-K for fiscal 1980).

         4.03           Second Supplemental Indenture, dated as of November 12,
                        1984, between Metropolitan and Seattle-First National Bank,
                        Trustee (Incorporated by reference to Exhibit 4(d) to
                        Registration No. 2-95146)

         4.04           Third Supplemental Indenture, dated as of December 31, 1997, between Metropolitan and First Trust National Association, successor Trustee (Incorporated by reference to
                        Exhibit 4(d) to Metropolitan's Annual Report on Form 10-K
                        filed January 8, 1998).

         4.05*          Fourth Supplemental Indenture between Metropolitan and U.S.
                        Bank Trust National Association, dated as of January   ,
                        2001.

         5.01* Opinion of Kutak Rock LLP as to the validity of the debentures.

        10.01           Employment Agreement between Metropolitan and Michael Kirk
                        (Incorporated by reference to Exhibit 10(b) to Metropolitan's Annual Report on Form 10-K filed January 8,
                        1998).

        10.02           Employment Agreement between Metropolitan and William D.
                        Snider (Incorporated by reference to Exhibit 10(c) to Metropolitan's Quarterly Report on Form 10-Q filed May 20,
                        1999).

        10.03           Reinsurance Agreement between Western United Life Assurance
                        Company and Old Standard Life Insurance Company
                        (Incorporated by reference to Exhibit 10(d) to
                        Metropolitan's Annual Report on Form 10-K filed January 8,
                        1998).

        10.04 Master Repurchase Agreement (Incorporated by reference to exhibit 10(f) to Metropolitan's Form 10-Q for the fiscal quarter ended June 30, 1998).

        10.05           Amendment No. 1 to the Master Repurchase Agreement, dated as of May 26, 1998 (Incorporated by reference to Exhibit 10.2 to Metropolitan's Current Report on Form 8-K dated
                        September 27, 2000).

        10.06           Amendment No. 1(a) to the Master Repurchase Agreement, dated as of October 8, 1998 (Incorporated by reference to
                        Exhibit 10.3 to Metropolitan's Current Report on Form 8-K
                        dated September 27, 2000).

        10.07           Amendment No. 2 to the Master Repurchase Agreement, dated as of March 8, 1999 (Incorporated by reference to Exhibit 10.4 to Metropolitan's Current Report on Form 8-K dated
                        September 27, 2000).

        10.08           Amendment No. 3 to the Master Repurchase Agreement, dated as of February 11, 2000 (Incorporated by reference to
                        Exhibit 10.5 to Metropolitan's Current Report on Form 8-K
                        dated September 27, 2000).

        10.09           Amendment No. 5 to the Master Repurchase Agreement, dated as of September 27, 2000 (Incorporated by reference to
                        Exhibit 10.6 to Metropolitan's Current Report on Form 8-K
                        dated September 27, 2000).

        12.01 Statement of computation of ratio of earnings to fixed charges and preferred stock dividends (Incorporated by reference to Exhibit 12 to Metropolitan's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31,
                        2000).

        23.01           Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.

        23.02           Consent of Kutak Rock LLP (included in Exhibit 5.01).

        24.01           The Power of Attorney, included on Page II-5 of the
                        Registration Statement, is incorporated herein by reference.

        25.01*          Statement of eligibility of trustee.


------------------------

*   Previously filed.